Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

AMGEN’S FULL YEAR 2011 REVENUE INCREASED

4 PERCENT TO $15.6 BILLION

AND ADJUSTED EARNINGS PER SHARE (EPS)

INCREASED 2 PERCENT TO $5.33

Full Year 2011 GAAP EPS Decreased

16 Percent to $4.04 Due to a One-Time Charge

2012 Total Revenue and Adjusted EPS Expected

to be in the Range of $16.1–$16.5 Billion

and $5.90–$6.15, Respectively

THOUSAND OAKS, Calif. (Jan. 26, 2012) – Amgen (NASDAQ:AMGN) reported total revenue increased 3 percent during the fourth quarter of 2011 to $3,973 million versus $3,841 million in the fourth quarter of 2010. For the full year 2011, total revenue increased 4 percent to $15,582 million from $15,053 million in 2010.

Adjusted earnings per share (EPS) were $1.21 for the fourth quarter of 2011, an increase of 3 percent compared to $1.17 for the fourth quarter of 2010. Adjusted net income decreased 6 percent to $1,039 million in the fourth quarter of 2011 compared to $1,103 million in the fourth quarter of 2010.

Full year 2011 adjusted EPS were $5.33 versus $5.21 in 2010, a 2 percent increase. Full year 2011 adjusted net income decreased 3 percent to $4,858 million versus $5,024 million in 2010.

“We exited 2011 with good momentum and the outlook for 2012 is even stronger,” said Kevin Sharer, chairman & CEO at Amgen. “Our acquisition of Micromet, announced today, further builds our innovative oncology therapeutics pipeline and capabilities.”

Adjusted EPS and adjusted net income for the fourth quarter and full year 2011 and 2010 exclude, for the applicable periods, a charge for a legal settlement; certain expenses related to acquisitions, impairments and cost-savings initiatives; non-cash interest expense associated with our convertible notes; the income tax benefit as a result of resolving certain non-routine transfer pricing issues with tax authorities and certain other items. These adjustments and other items are presented on the attached reconciliation tables.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

On a reported basis in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP diluted EPS were $1.08 for the fourth quarter of 2011, unchanged from the same quarter last year. GAAP net income of $934 million in the fourth quarter of 2011 decreased 9 percent from $1,022 million in the same quarter last year. For the full year 2011, Amgen’s reported GAAP diluted EPS were $4.04, a decrease of 16 percent compared to $4.79 for the full year 2010. For the full year 2011, GAAP net income decreased 20 percent to $3,683 million versus $4,627 million for the full year 2010. GAAP diluted EPS and net income for the full year 2011 were negatively impacted by a previously disclosed charge for a legal settlement.

Product Sales Performance

Total product sales increased 4 percent to $3,907 million in the fourth quarter of 2011 versus $3,760 million in the fourth quarter of 2010. U.S. product sales increased 5 percent to $3,007 million in the fourth quarter of 2011 versus $2,869 million in the fourth quarter of 2010. International product sales increased 1 percent to $900 million in the fourth quarter of 2011 versus $891 million in the fourth quarter of 2010. Excluding the $28 million unfavorable impact of foreign exchange in the fourth quarter of 2011, total product sales increased 5 percent and international product sales increased 4 percent. For the year, total product sales increased 4 percent to $15,295 million in 2011 versus $14,660 million in 2010. U.S. product sales increased 4 percent to $11,725 million in 2011 versus $11,254 million in 2010. International product sales increased 5 percent to $3,570 million in 2011 versus $3,406 million in 2010. Excluding the $33 million favorable impact of foreign exchange for the year 2011, total product sales and international product sales both increased 4 percent.

XGEVA® (denosumab) sales were $134 million in the fourth quarter of 2011, an increase of 31 percent over the third quarter, and $351 million for the full year 2011, reflecting increased segment share as well as overall segment growth.

Prolia® (denosumab) sales were $81 million in the fourth quarter of 2011, an increase of 59 percent over the third quarter, and $203 million for the full year 2011, reflecting significant growth globally.

Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales increased 7 percent to $1,319 million in the fourth quarter of 2011 versus $1,237 million in the fourth quarter of 2010. Combined U.S. Neulasta and NEUPOGEN sales increased 12 percent to $1,021 million in the fourth quarter of 2011 versus $914 million in the fourth quarter of 2010, primarily driven by an increase in the average net sales price, and to a lesser extent, favorable changes in wholesaler inventories. Combined Neulasta and NEUPOGEN international sales decreased 8 percent to $298 million in the fourth quarter of 2011 versus $323 million in the fourth quarter of 2010. Excluding the $10 million unfavorable impact of foreign exchange, international Neulasta and NEUPOGEN product sales decreased 5 percent primarily driven by a NEUPOGEN unit decline. For the year, combined Neulasta and NEUPOGEN sales increased 8 percent to $5,212 million in 2011 versus $4,844 million in 2010, principally driven by an increase in the U.S. average net sales price and Neulasta unit growth.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Enbrel® (etanercept) sales increased 1 percent to $945 million in the fourth quarter of 2011 versus $939 million in the fourth quarter 2010, primarily driven by low single-digit percentage point unit growth, offset partially by unfavorable changes in wholesaler inventories. For the year, ENBREL sales increased 5 percent to $3,701 million in 2011 versus $3,534 million in 2010, primarily driven by an increase in the average net sales price. ENBREL remains the segment share leader in both the rheumatology and dermatology segments.

Aranesp® (darbepoetin alfa) sales decreased 15 percent to $538 million in the fourth quarter of 2011 versus $633 million in the fourth quarter of 2010. U.S. Aranesp sales decreased 22 percent to $223 million in the fourth quarter of 2011 versus $285 million in the fourth quarter of 2010, due principally to a unit decline, offset partially by an increase in the average net sales price. The unit decline reflects segment contraction resulting from changes to the product label and reimbursement environment that occurred during 2011. International Aranesp sales decreased 9 percent to $315 million in the fourth quarter of 2011 versus $348 million in the fourth quarter of 2010. Excluding the $12 million unfavorable impact of foreign exchange in the fourth quarter of 2011, international Aranesp sales decreased 6 percent primarily due to a unit decline reflecting segment contraction, while share remained stable. For the year, worldwide Aranesp sales decreased 7 percent to $2,303 million in 2011 versus $2,486 million in 2010, due principally to a high-teens percentage point unit decline in the U.S.

EPOGEN® (epoetin alfa) sales decreased 18 percent to $486 million in the fourth quarter of 2011 versus $591 million in the fourth quarter of 2010. For the year, EPOGEN sales decreased 19 percent to $2,040 million in 2011 versus $2,524 million in 2010. This was due to a decrease in dose utilization related to changes in reimbursement and the product label, offset partially by an increase in the average net sales price and patient population growth. Relative to the third quarter of 2011, fourth quarter EPOGEN sales increased 2 percent reflecting signs of dose stabilization.

Sales of our other, growth-phase products increased 16 percent to $1,427 million for the full year 2011 as compared to 2010. Sales of Sensipar®/Mimpara® (cinacalcet) increased 15 percent to $216 million in the fourth quarter of 2011 versus $188 million in the fourth quarter of 2010. Sales of Vectibix® (panitumumab) increased 10 percent to $87 million in the fourth quarter of 2011 versus $79 million in the fourth quarter of 2010. Sales of Nplate® (romiplostim) increased 23 percent to $80 million in the fourth quarter of 2011 versus $65 million in the fourth quarter of 2010. For the year, Sensipar/Mimpara sales increased 13 percent to $808 million in 2011 versus $714 million in 2010, Vectibix sales increased 12 percent to $322 million versus $288 million in 2010, and Nplate sales increased 30 percent to $297 million versus $229 million in 2010. These increases were driven primarily by global unit growth for both the fourth quarter and the full year.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased to 16.5 percent of sales in the fourth quarter of 2011 versus 15.1 percent of sales in the fourth quarter of 2010. Excluding the $79 million impact of the Puerto Rico excise tax, cost of sales would have been 14.4 percent of sales for the quarter, down 0.7 percentage points versus the fourth quarter of 2010. For 2011, cost of sales increased to 15.3 percent of sales versus 15.0 percent of sales in 2010. Excluding the $211 million impact of the Puerto Rico excise tax, cost of sales would have been 14.0 percent of sales for the year, down 1.0 percentage point versus 2010. These decreases were driven primarily by improved productivity, offset partially by less favorable product mix.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Research & Development (R&D) expenses increased 2 percent to $842 million in the fourth quarter of 2011 versus $825 million in the fourth quarter of 2010. The increase was due to costs associated with supporting our later stage clinical programs including AMG 145, talimogene laherparepvec, AMG 386 and ganitumab (AMG 479). This increase was largely offset by reduced expenses related to Discovery Research, Translational Sciences and marketed product support. For 2011, R&D expenses were $3,116 million in 2011 versus $2,773 million in 2010, an increase of 12 percent. This change was primarily due to increased later stage clinical program support including AMG 386, ganitumab, talimogene laherparepvec and AMG 145.

Selling, General & Administrative (SG&A) expenses increased 5 percent to $1,199 million in the fourth quarter of 2011 versus $1,142 million in the fourth quarter of 2010. This increase was driven primarily by the U.S. healthcare reform federal excise fee. For 2011, SG&A expenses increased 13 percent to $4,434 million versus $3,925 million in 2010. This increase was driven primarily by the U.S. healthcare reform federal excise fee, higher ENBREL profit share expenses, the unfavorable impact of foreign exchange, as well as increased expenses related to the launches of Prolia and XGEVA and expansion of our international operations.

The adjusted tax rate for the fourth quarter of 2011 was 14.3 percent compared with 15.5 percent for the fourth quarter of 2010. The decrease was due primarily to the recognition of foreign tax credits associated with the Puerto Rico excise tax. This decrease was offset partially by the non-deductible U.S. healthcare reform federal excise fee and the full-year benefit in the fourth quarter of 2010 from the enactment of the federal R&D credit. Excluding the impact of the Puerto Rico excise tax, the adjusted tax rate for the fourth quarter of 2011 would have been 18.1 percent.

For 2011, the adjusted tax rate was 14.3 percent compared to 18.8 percent for 2010. The decrease in the full year adjusted tax rate was due primarily to the aforementioned foreign tax credits associated with the Puerto Rico excise tax offset partially by the non-deductible U.S. healthcare reform federal excise fee; excluding the impact of the Puerto Rico excise tax, the adjusted tax rate for 2011 would have been 19.2 percent.

During the fourth quarter of 2011, Amgen repurchased approximately 86 million shares of common stock at a total cost of $5.2 billion. During the fourth quarter of 2010, Amgen repurchased approximately 20 million shares of common stock at a total cost of $1.1 billion.

During 2011, Amgen repurchased approximately 144 million shares of common stock at a total cost of $8.3 billion and an average price of $57.55. During 2010, Amgen repurchased approximately 66 million shares of common stock at a total cost of $3.8 billion and an average price of $57.14. The Company currently has $5.0 billion remaining under its authorized stock repurchase program.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Average diluted shares for adjusted EPS for the fourth quarter of 2011 were 860 million versus 946 million for the fourth quarter of 2010 and 912 million for the full year 2011 versus 965 million for the full year 2010.

Capital expenditures for the fourth quarter of 2011 were approximately $241 million versus $182 million in the fourth quarter of 2010. For 2011, capital expenditures were $584 million versus $580 million in 2010. Operating cash flow for 2011 decreased 12 percent to approximately $5.1 billion versus approximately $5.8 billion in 2010 due primarily to increased interest expense and working capital increases related to the launches of Prolia and XGEVA. Worldwide cash and marketable securities were $20.6 billion and adjusted outstanding debt was $21.6 billion as of Dec. 31, 2011.

2012 Guidance

The Company expects total revenue for 2012 to be in the range of $16.1 billion to $16.5 billion. Amgen expects 2012 adjusted EPS to be in the range of $5.90 to $6.15, excluding certain expenses related to acquisitions, the non-cash interest expense associated with our convertible notes, stock option expense and certain expenses related to a cost-saving initiative.

With respect to other guidance, Amgen expects the adjusted tax rate for 2012 to be in the range of 14 percent to 15 percent. This reflects the impact of the foreign tax credit associated with the Puerto Rico excise tax. Excluding the Puerto Rico excise tax, Amgen expects the adjusted tax rate for 2012 to be in the range of 19 percent to 20 percent.

The Company expects 2012 capital expenditures to be approximately $700 million.

Fourth Quarter Product and Pipeline Update

The Company provided the following information on selected products and clinical programs:

XGEVA: The Company discussed the Oncologic Drugs Advisory Committee (ODAC) meeting scheduled on Feb. 8, 2012 to review the Supplemental Biologics License Application (sBLA) to treat men with castration-resistant prostate cancer (CRPC) at high risk of developing bone metastases.

Vectibix: The Company discussed the previously announced European Union (EU) marketing authorization for the treatment of first- and second-line metastatic colorectal cancer (mCRC).

Prolia: The Company announced that on Nov. 21, 2011, the sBLA was filed with the U.S. Food and Drug Administration (FDA) to increase bone mass in men with osteoporosis at high risk for fracture. The FDA will target a Prescription Drug User Fee Act (PDUFA) action date of Sept. 20, 2012.

Nplate: The Company discussed the FDA modification of the requirements of the Risk Evaluation and Mitigation Strategy (REMS) Program. Prescribing physicians, patients and institutions are no longer required to enroll in the safety monitoring program in order to prescribe or receive Nplate.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

AMG 386: The Company announced that enrollment has been suspended in the Phase 3 study in second-line ovarian cancer due to DOXIL® (doxorubicin HCl liposome injection) supply issues. Another larger pivotal study in the same indication continues to enroll.

The Company expects the following clinical data in 2012:

•	Sensipar/Mimpara Phase 3 Evaluation of Cinacalcet Therapy to Lower Cardiovascular Events (EVOLVE) study

•	Talimogene laherparepvec Phase 3 melanoma study – interim data for the primary endpoint (durable response)

•	AMG 785 – Phase 2 fracture healing studies

•	AMG 145 – Phase 2 studies

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the three and twelve months ended Dec. 31, 2011 and 2010. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of Dec. 31, 2011. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in the format of condensed consolidated statements of income solely to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2010, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to successfully complete the acquisition of Micromet, Inc.

DOXIL is a registered trademark of Janssen Biotech Products, LP (formerly known as Centocor Ortho Biotech Products, LP).

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

###

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three months ended December 31, 2011					Three months ended December 31, 2010
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,907	$—		$3,907		$3,760	$—		$3,760
Other revenues	66	—		66		81	—		81

Total revenues	3,973	—		3,973		3,841	—		3,841

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	656	(13	)(a)	643		572	(4	)(a)	568
Research and development	851	(9	)(b)	842		854	(29	)(b)	825
Selling, general and administrative	1,208	(9	)(c)	1,199		1,156	(14	)(c)	1,142
Amortization of certain acquired intangible assets	73	(73	)(d)	—		73	(73	)(d)	—
Other	23	(23	)(e)	—		118	(118	)(e)	—

Total operating expenses	2,811	(127)		2,684		2,773	(238)		2,535

Operating income	1,162	127		1,289		1,068	238		1,306

Interest expense, net	195	(34	)(f)	161		162	(68	)(f)	94
Interest and other income, net	84	—		84		93	—		93

Income before income taxes	1,051	161		1,212		999	306		1,305
Provision (benefit) for income taxes	117	56	(g)	173	(h)	(23)	225	(g)	202

Net income	$934	$105		$1,039		$1,022	$81		$1,103

Earnings per share:
Basic	$1.09			$1.22		$1.09			$1.17
Diluted (i)	$1.08			$1.21		$1.08			$1.17
Average shares used in calculation of earnings per share:
Basic	854			854		940			940
Diluted (i)	861			860		946			946

(a) - (i) See explanatory notes on the following pages.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Year ended					Year ended
	December 31, 2011					December 31, 2010
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$15,295	$—		$15,295		$14,660	$—		$14,660
Other revenues	287	—		287		393	—		393

Total revenues	15,582	—		15,582		15,053	—		15,053

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	2,427	(82	)(a)	2,345		2,220	(15	)(a)	2,205
Research and development	3,167	(51	)(b)	3,116		2,894	(121	)(b)	2,773
Selling, general and administrative	4,486	(52	)(c)	4,434		3,983	(58	)(c)	3,925
Amortization of certain acquired intangible assets	294	(294	)(d)	—		294	(294	)(d)	—
Other	896	(896	)(e)	—		117	(117	)(e)	—

Total operating expenses	11,270	(1,375)		9,895		9,508	(605)		8,903

Operating income	4,312	1,375		5,687		5,545	605		6,150

Interest expense, net	610	(143	)(f)	467		604	(266	)(f)	338
Interest and other income, net	448	—		448		376	—		376

Income before income taxes	4,150	1,518		5,668		5,317	871		6,188
Provision for income taxes	467	343	(g)	810	(h)	690	474	(g)	1,164

Net income	$3,683	$1,175		$4,858		$4,627	$397		$5,024

Earnings per share:
Basic	$4.07			$5.37		$4.82			$5.23
Diluted (i)	$4.04			$5.33		$4.79			$5.21
Average shares used in calculation of earnings per share:
Basic	905			905		960			960
Diluted (i)	912			912		965			965

(a) - (i) See explanatory notes on the following pages.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
(a) Adjustments to cost of sales:
Stock option expense (j)	$(2)	$(4)	$(10)	$(15)
Incremental expense resulting from accelerating depreciation and accruing losses for facility operating leases as a result of our transaction with Boehringer Ingelheim involving our Fremont, California manufacturing facility (the BI transaction)	(11)	—	(65)	—
Incremental expense resulting from recording inventory acquired at fair value, which is in excess of historical cost, in the Laboratorio Quimico Farmaceutico Bergamo Ltd business combination	—	—	(7)	—

Total adjustments to cost of sales	$(13)	$(4)	$(82)	$(15)

(b) Adjustments to research and development expenses:
Stock option expense (j)	$(8)	$(11)	$(35)	$(51)
Non-cash amortization of R&D technology intangible assets acquired in business combinations in prior years	(1)	(18)	(21)	(70)
Reversal of previously accrued expenses for bonuses and stock-based compensation awards, which were forfeited as a result of the employees’ termination pursuant to our continuing efforts to improve cost efficiencies in our operations	—	—	12	—
Expense resulting from the cash settlement of unvested employee stock options in connection with the BioVex Group, Inc. (BioVex) business combination	—	—	(7)	—

Total adjustments to research and development expenses	$(9)	$(29)	$(51)	$(121)

(c) Adjustments to selling, general and administrative expenses:
Stock option expense (j)	$(8)	$(14)	$(40)	$(58)
Merger-related expenses associated with certain of our recent business combinations	(1)	—	(12)	—

Total adjustments to selling, general and administrative expenses	$(9)	$(14)	$(52)	$(58)

(d) Adjustments to amortization of certain acquired intangible assets:
Non-cash amortization of product technology rights acquired in a prior year business combination	$(73)	$(73)	$(294)	$(294)

(e) Adjustments to other operating expenses:
Certain charges, primarily severance, pursuant to our continuing efforts to improve cost efficiencies in our operations.	$(30)	$—	$(109)	$—
Asset impairment charge associated with the BI transaction	—	(118)	—	(118)
Benefit/(expense) resulting from changes in the estimated fair values of the contingent consideration obligations related to the BioVex business combination	8	—	(1)	—
(Expense)/benefit related to certain legal proceedings	(1)	—	(786)	1

Total adjustments to other operating expenses	$(23)	$(118)	$(896)	$(117)

(f) Adjustments to interest expense, net:
Non-cash interest expense associated with our convertible notes	$(34)	$(68)	$(143)	$(266)

(g) Adjustments to provision for income taxes:
Income tax effect of the above adjustments (k)	$56	$107	$331	$318
Income tax benefit related to certain prior period charges excluded from “Adjusted” earnings	—	5	12	5
Income tax benefit from resolving certain non-routine transfer pricing issues with tax authorities	—	113	—	151

Total adjustments to provision for income taxes	$56	$225	$343	$474

(h)	The “Adjusted” tax rate for the three months and year ended December 31, 2011 was 14.3%, which includes the impact of the Puerto Rico excise tax.

The following table reconciles the “Adjusted” tax rate including and excluding the Puerto Rico excise tax:

	Three months ended December 31, 2011	Year ended December 31, 2011
“Adjusted” tax rate including Puerto Rico excise tax	14.3%	14.3%
Impact of Puerto Rico excise tax	3.8%	4.9%

“Adjusted” tax rate excluding Puerto Rico excise tax	18.1%	19.2%

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(i)	The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method. “Adjusted” EPS presented below excludes stock option expense:

	Three months ended December 31, 2011			Three months ended December 31, 2010
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$934	$1,039		$1,022	$1,103

Shares (Denominator):
Weighted-average shares for basic EPS.	854	854		940	940
Effect of dilutive securities	7	6	(*)	6	6	(*)

Weighted-average shares for diluted EPS	861	860		946	946

Diluted EPS	$1.08	$1.21		$1.08	$1.17

	Year ended December 31, 2011			Year ended December 31, 2010
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$3,683	$4,858		$4,627	$5,024

Shares (Denominator):
Weighted-average shares for basic EPS	905	905		960	960
Effect of dilutive securities	7	7	(*)	5	5	(*)

Weighted-average shares for diluted EPS	912	912		965	965

Diluted earnings per share	$4.04	$5.33		$4.79	$5.21

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three months and years ended December 31, 2011 and 2010 were computed under the treasury stock method assuming that we do not expense stock options.

(j)	For the three months and years ended December 31, 2011 and 2010, the total pre-tax expense for employee stock options was $18 million and $85 million, respectively and $29 million and $124 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three months and years ended December 31, 2011 and 2010 was as follows:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
“Adjusted” diluted EPS, excluding stock option expense	$1.21	$1.17	$5.33	$5.21
Impact of stock option expense (net of tax)	(0.02)	(0.02)	(0.07)	(0.09)

“Adjusted” diluted EPS, including stock option expense	$1.19	$1.15	$5.26	$5.12

(k)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including the charge for certain legal proceedings and stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP results noted in notes (a) - (f) above, for the three months and years ended December 31, 2011 and 2010 were 34.8% and 21.8% and 35.0% and 36.5%, respectively.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Neulasta® - U.S	$770	$682	$3,006	$2,654
NEUPOGEN® - U.S	251	232	959	932
Neulasta® - International	228	236	946	904
NEUPOGEN® - International	70	87	301	354
Enbrel® - U.S	880	875	3,458	3,304
Enbrel® - Canada	65	64	243	230
XGEVA® - U.S	128	8	343	8
XGEVA® - International	6	—	8	—
Prolia® - U.S	52	16	130	26
Prolia® - International	29	4	73	7
Aranesp® - U.S	223	285	986	1,103
Aranesp® - International	315	348	1,317	1,383
EPOGEN® - U.S	486	591	2,040	2,524
Sensipar® - U.S	143	115	518	459
Sensipar® (Mimpara®) - International	73	73	290	255
Vectibix® - U.S	31	31	122	115
Vectibix® - International	56	48	200	173
Nplate® - U.S	43	34	163	129
Nplate® - International	37	31	134	100
Other - International	21	—	58	—

Total product sales	$3,907	$3,760	$15,295	$14,660

U.S	$3,007	$2,869	$11,725	$11,254
International	900	891	3,570	3,406

Total product sales	$3,907	$3,760	$15,295	$14,660

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash, cash equivalents and marketable securities	$20,641	$17,422
Trade receivables, net	2,896	2,335
Inventories	2,484	2,022
Other current assets	1,572	1,350

Total current assets	27,593	23,129
Property, plant and equipment, net	5,420	5,522
Intangible assets, net	2,584	2,230
Goodwill	11,750	11,334
Other assets	1,524	1,271

Total assets	$48,871	$43,486

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,670	$4,082
Current portion of long-term debt	84	2,488

Total current liabilities	5,754	6,570
Long-term debt	21,344	10,874
Other non-current liabilities	2,744	2,098
Stockholders’ equity	19,029	23,944

Total liabilities and stockholders’ equity	$48,871	$43,486

Shares outstanding	796	932

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	December 31, 2011
	GAAP	Adjustments for accounting standard		“Adjusted”
Total debt outstanding	$21,428	$154	(a)	$21,582

(a)	To exclude the impact of adopting an accounting standard on January 1, 2009 that changed the method of accounting for our convertible notes.

Full Year 2011 Revenue Increased 4 Percent to $15.6 Billion and

Adjusted Earnings Per Share Increased 2 Percent to $5.33

Amgen Inc.

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2012

(Unaudited)

		2012
GAAP EPS (diluted) guidance		$5.43 - $5.70
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets	(a)	0.25
Non-cash interest expense associated with our convertible notes	(b)	0.12
Stock option expense	(c)	0.05 - 0.07
Charges associated with the BI transaction	(d)	0.03

“Adjusted” EPS (diluted) guidance		$5.90 - $6.15

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.25 to $0.26 per share.

(a)	To exclude the ongoing, non-cash amortization of intangible assets acquired in prior year business combinations.

(b)	To exclude the non-cash interest expense associated with our convertible notes.

(c)	To exclude stock option expense.

(d)	To exclude incremental expense, related to our cost-saving initiative, resulting from accelerating depreciation as a result of the BI transaction.

On January 26, 2011, we announced that we have entered into a definitive acquisition agreement to acquire Micromet, Inc.

Any resulting adjustments from this transaction have not been determined. As a result, no adjustments are included in the table above.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2012

(Unaudited)

	2012 with PR excise tax	2012 without PR excise tax
GAAP tax rate guidance	11.7% - 12.8%	17.3% - 18.4%
Tax rate effect of known adjustments discussed above	2.2% - 2.3%	1.6% - 1.7%

“Adjusted” tax rate guidance	14.0% - 15.0%	19.0% - 20.0%